Exhibit 99.1

Twist Bioscience Reports Fourth Quarter and Full Year Fiscal 2020 Financial Results

— Fiscal 2020 Revenues of $90.1M; Increase of 66% over $54.4M in Fiscal 2019 —

— Strong Growth in Synthetic Biology, NGS Businesses —

— Twist Biopharma Established 13 Partnerships, 8 with Milestones and/or Royalties in FY20 —

— Expect Revenue of $110M to $118M for Fiscal 2021 —

SOUTH SAN FRANCISCO, Calif. – November 23, 2020 – Twist Bioscience Corporation (NASDAQ: TWST), a company enabling customers to succeed through its offering of high-quality synthetic DNA using its silicon platform, today reported financial results and business highlights for the fourth quarter and full year fiscal 2020 ended September 30, 2020.

“We ended our fiscal year with record revenue and orders against the backdrop of a global pandemic and significant uncertainty,” said Emily M. Leproust, Ph.D., CEO and co-founder of Twist Bioscience. “While we are proud of the new products we introduced to aid in the fight against COVID-19, which complemented our revenue, it was our core synthetic biology and next-generation sequencing (NGS) product lines that drove our overarching success.

“We have aggressive plans for growth and expansion in fiscal 2021 and beyond, continuing to build our foundation for sustained success across synthetic biology, NGS, biopharma and DNA data storage.”

FISCAL 2020 FINANCIAL RESULTS

•	Orders: Total orders received for fiscal 2020 were $116.7 million compared to $70.0 million for fiscal 2019.

•	Revenue: Total revenues were $90.1 million for fiscal 2020 compared to $54.4 million for fiscal 2019.

•	Cost of Revenues: Cost of revenues for fiscal 2020 was $61.4 million compared to $47.4 million for fiscal 2019.

•	Research and Development Expenses: Research and development expenses for fiscal 2020 were $43.0 million compared to $35.7 million for fiscal 2019.

•	Selling, General and Administrative Expenses: Selling, general and administrative expenses for fiscal 2020 were $103.3 million compared to $80.1 million for fiscal 2019.

•	Net Loss: Net loss for fiscal 2020 was $139.9 million, or $3.57 per share, compared to $107.7 million, or $3.92 per share, for fiscal 2019.

•	Cash Position: As of September 30, 2020, the company had $290.0 million in cash, cash equivalents and short term investments.

FISCAL 2020 FOURTH QUARTER FINANCIAL RESULTS

•	Orders: Total orders received for the fourth quarter of fiscal 2020 were $42.7 million, compared to $20.0 million for the same period of fiscal 2019.

•	Revenue: Total revenues were $32.4 million for the fourth quarter of fiscal 2020 compared to $15.7 million for the same period of fiscal 2019.

•	Cost of Revenues: Cost of revenues for the fourth quarter of fiscal 2020 was $17.6 million compared to $12.4 million for the same period of fiscal 2019.

•	Research and Development Expenses: Research and development expenses for the fourth quarter of fiscal 2020 were $11.7 million compared to $10.5 million for the same period of fiscal 2019.

•

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the fourth quarter of fiscal 2020 were $27.2 million compared to $24.4 million for the same period of fiscal 2019.

•	Net Loss: Net loss for the fourth quarter of fiscal 2020 was $24.3 million, or $0.54 per share, compared to $31.2 million, or $0.96 per share, for the fourth quarter of fiscal 2019.

“Over the last year, we delivered on revenue, orders, margin and product pipeline in a very challenging environment,” commented Jim Thorburn, CFO of Twist. “We have a strong balance sheet and momentum moving into fiscal 2021, and look forward to an exciting year ahead.”

Fiscal Fourth Quarter 2020 and Recent Highlights

•	Shipped products to approximately 2,200 customers in fiscal 2020, versus approximately 1,300 in fiscal 2019.

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Presented data on our Twist Custom Target Capture Panel, Fast Hybridization Enrichment System and our Target Enrichment for Infectious Disease at the American Society of Human Genetics 2020 Annual Meeting.

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Announced broad strategic partnership with Neogene Therapeutics, Inc. to leverage Neogene’s proprietary expertise in targeting tumor neo-antigens, mutated proteins found in cancer cells due to cancer-associated DNA mutations, together with Twist’s DNA synthesis platform and product lines to develop personalized chimeric antigen receptor (CAR) T cell therapies and T cell receptor (TCR) therapies for patients with cancer.

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Reported preclinical data demonstrating the potent neutralizing effects of multiple potential therapeutic antibodies identified by Twist Biopharma, both Immunoglobulin G (IgG) antibodies and substantially smaller single domain VHH “nanobodies,” against SARS-CoV-2, the virus that causes COVID-19. These neutralizing effects were found to be comparable to or better than those seen with antibody candidates derived from patients who had recovered from COVID-19. The data were collected from studies conducted by Saint Louis University and independently verified by scientists at Colorado State University.

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Achieved significant milestones on our DNA data storage roadmap to miniaturize the silicon platform technology down to 150 nanometer pitch or less. Twist is now consistently able to synthesize DNA using five-micron devices at a 10 micron pitch. In addition, we have fabricated our next R&D-stage silicon chip with 300 nanometer devices on a one-micron pitch chip.

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Formed the DNA Data Storage Alliance with leading technology and synthetic biology companies to create a comprehensive industry roadmap designed to help the industry achieve interoperability between solutions and help establish the foundations for a cost-effective commercial archival storage ecosystem for the explosive growth of digital data.

•	New Netflix Original Series ’Biohackers’ stored in Twist’s synthetic DNA.

Fiscal 2021 Financial Guidance

The following statements are based on Twist’s current expectations for fiscal 2021. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. Twist does not plan to update, nor does it undertake any obligation to update, this outlook in the future.

For the full fiscal year 2021, Twist provided the following financial guidance:

•	Revenue expected in the range of $110 million to $118 million

•	Revenue from Ginkgo Bioworks expected to be approximately $11 to $12 million

•	Synbio revenue excluding Ginkgo Bioworks is expected to be in the range of $41 to $44 million

•	NGS revenue is estimated to be in the range of $54 to $58 million

•	Biopharma revenue is estimated to be approximately $4 million

•	Gross margin is expected to be approximately 32% for fiscal 2021

•	Operating expenses including R&D and SG&A are expected to be $174 million for the year

•	Net loss expected in the range of $136 million to $141 million to reflect our increased investments in our commercial organization and research and development activities

•	R&D is expected to be approximately $60 million

•	Stock-based compensation is expected to be approximately $20 million

•	Depreciation is expected to be $7 million

•	Capital expenditures are expected to be $30 million, including expansion into “Factory of the Future”

Fiscal 2021 First Quarter Financial Guidance

For the first quarter of fiscal 2021, Twist provided the following financial guidance:

•	Revenue expected in the range of $25 million to $26 million

COVID-19 Considerations

During the three months ended September 30, 2020, financial results of the Company were not significantly affected by the COVID-19 outbreak. However, the extent to which the COVID-19 outbreak affects Twist’s future financial results and operations is subject to a high degree of uncertainty and will depend on future developments, including the duration, spread and treatment of the outbreak domestically and abroad.

Conference Call Information

The company plans to hold a conference call and live audio webcast for analysts and investors today at 8:00 a.m. Eastern Time to discuss its financial results and provide an update on the company’s business. The call can be accessed by dialing (866) 688-0947 (domestic) or (409) 217-8781 (international) and refer to the conference ID 2947139. A telephonic replay of the conference call will be available beginning approximately four hours after the call through November 30, 2020 and may be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international). The replay conference ID is 2947139. The webcast replay will be available for two weeks.

Given the circumstances globally, it is recommended to dial-in at most 15 to 20 minutes prior to the call start to reduce waiting times. If a participant will be listen-only, they are encouraged to listen via the webcast on Twist’s investor page.

About Twist Bioscience Corporation

Twist Bioscience is a leading and rapidly growing synthetic biology and genomics company that has developed a disruptive DNA synthesis platform to industrialize the engineering of biology. The core of the platform is a proprietary technology that pioneers a new method of manufacturing synthetic DNA by “writing” DNA on a silicon chip. Twist is leveraging its unique technology to manufacture a broad range of synthetic DNA-based products, including synthetic genes, tools for next-generation sequencing (NGS) preparation, and antibody libraries for drug discovery and development. Twist is also pursuing longer-term opportunities in digital data storage in DNA and biologics drug discovery. Twist makes products for use across many industries including healthcare, industrial chemicals, agriculture and academic research.

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Investor Relations Information

Twist uses the investor relations section on its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Twist’s investor relations website in addition to following Twist’s press releases, SEC filings, and public conference calls and webcasts.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements under the headings “Fiscal 2021 Financial Guidance” and “Fiscal 2021 First Quarter Financial Guidance,” future growth and expansion plans and Twist’s other expectations regarding its future financial performance, the impact of the COVID-19 pandemic on Twist’s future financial performance, and Twist’s ability to address the challenges posed by the business and economic impacts of COVID-19 pandemic, diversification and revenue growth across all product categories, introduction of new products, the use of our products by the healthcare sectors for the potential detection and treatment of diseases, and expectations regarding newly announced partnerships. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Twist’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties of the duration, extent and impact of the COVID-19 pandemic, including any reductions in demand for our products (or deferred or canceled orders) globally or in certain regions; the ability to attract new customers and retain and grow sales from existing customers; risks and uncertainties of rapidly changing technologies and extensive competition in synthetic biology could make the products Twist is developing obsolete or non-competitive; uncertainties of the retention of significant customers; supply chain and other disruptions caused by the COVID-19 pandemic or otherwise; risks of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Twist’s patents or proprietary rights; and the risk that Twist’s proprietary rights may be insufficient to protect its technologies. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Twist’s business in general, see Twist’s risk factors set forth in Twist’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 12, 2020 and subsequent filings with the SEC. Additional risk factors may be described in the “Risk Factors” section of Twist’s Annual Report on Form 10-K to be filed with the SEC on or about November 25, 2020. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of global or regional business and economic environment as a result. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Any forward-looking statements contained in this press release speak only as of the date hereof, and Twist Bioscience specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Contact:

Argot Partners

Maeve Conneighton

212-600-1902

maeve@argotpartners.com

Media Contact:

Angela Bitting

925- 202-6211

media@twistbioscience.com

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Twist Bioscience Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2020	2019	2020	2019
Revenues	$32,432	$15,736	$90,100	$54,385
Operating expenses:
Cost of revenues	17,578	12,386	61,406	47,426
Research and development	11,636	10,496	43,006	35,683
Selling, general and administrative	27,185	24,423	103,267	80,126
Litigation settlement	—	—	22,500	—

Total operating expenses	$56,399	$47,305	$230,179	$163,235

Loss from operations	$(23,967)	$(31,569)	$(140,079)	$(108,850)
Interest income	112	789	1,499	3,032
Interest expense	(143)	(288)	(787)	(1,294)
Other income (expense), net	(57)	(2)	(182)	(265)
Provision for income taxes	(263)	(111)	(382)	(292)

Net loss attributable to common stockholders	$(24,318)	$(31,181)	$(139,931)	$(107,669)

Net loss per common share, basic and diluted	$(0.54)	$(0.96)	$(3.57)	$(3.92)

Weighted average shares used in computing net loss per share attributable to common stockholders—basic and diluted	44,778	32,573	39,190	27,462

Twist Bioscience Corporation

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2020	September 30, 2019
Assets
Cash and cash equivalents	$93,667	$46,735
Short-term investments	196,335	91,372
Accounts receivable, net	26,376	12,104
Inventories	12,289	7,330
Prepaid expenses and other current assets	6,203	2,594

Total current assets	334,870	160,135
Property and equipment, net	25,466	20,835
Operating lease right-of-use assets	33,699	—
Other non-current assets	4,847	6,024

Total assets	$398,882	$186,994

Current liabilities
Accounts payable	$4,830	$9,760
Accrued liabilities	18,846	16,444
Current portion of long-term debt	3,333	3,333
Current portion of operating lease liabilities	6,409	—
Other current liabilities	2,611	817

Total current liabilities	36,029	30,354
Operating lease liabilities, net of current portion	24,837	—
Long-term debt, net of current portion	1,403	4,400
Other non-current liabilities	351	158

Total liabilities	62,620	34,912

Total stockholders’ equity (deficit)	$336,262	$152,082

Total liabilities and stockholders’ equity	$398,882	$186,994